UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2019

Beyond Air, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-38892	47-3812456
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

825 East Gate Blvd., Suite 320

Garden City, NY 11530

(Address of Principal Executive Office)

516-665-8200

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.0001 per share	XAIR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 8.01. Other Events.

The Company is filing this Current Report on Form 8-K to clarify certain disclosures in its Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 28, 2019 (the “Annual Report”) for the purpose of updating the disclosures contained in the Annual Report. Note 14 “Transition Period Comparative Data” to the financial statements included Statements of Consolidated Statements of Cash Flows for the year ended March 31, 2018 (Unaudited) and the three months ended March 31, 2017 (Unaudited). For the year ended March 31, 2018, the Consolidated Statements of Cash Flows (Unaudited), the net cash used in operations was reported as $8,692,450 and should have been $6,655,450. The decrease of $2,037,000 is primarily from stock-based compensation. Net cash from financing was reported as $10,813,767 and should have been $8,779,767, a decrease of $2,034,000 resulting primarily in a reduction of $1,830,000 in the net proceeds of units consisting of common stock and warrant, net of issuance costs and $204,000 in maturity and repayment of loans from related parties and other. Net cash used in investing activities was reported as $8,523,987 and should have been $8,526,987, an increase of $3,000 primarily as a result of investment in marketable securities. As a result of these changes, cash and cash equivalents as of March 31, 2018 remained the same and the changes within the Consolidated Statements of Cash Flows (Unaudited) were offset by the same amounts.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEYOND AIR, INC.

Date: December 9, 2019	By:	/s/ Steven A. Lisi
Steven A. Lisi
Chief Executive Officer